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                                                              Exhibit 10.14(b)


                               MALLINCKRODT GROUP INC.
                         CORPORATE STAFF CHANGE IN CONTROL
                                   SEVERANCE PLAN


            The Board of Directors has determined that it is in the best interests of the Company and its stockholders to secure the continued services of its corporate staff personnel and to ensure the continued and undivided dedication and objectivity of such personnel in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1(b)) of the Company. To encourage the full attention and dedication to the Company by such employees, the Board of Directors has authorized the Company to adopt the Mallinckrodt Group Inc. Corporate Staff Change in Control Severance Plan (the "Plan").

            1. DEFINITIONS. As used in this Plan, the following terms shall have the respective meanings set forth below:

            (a) "Cause" with respect to a Participant means (i) the willful and continued failure of such Participant substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes he has not substantially performed his duties or (ii) willful misconduct materially and demonstrably injurious to the Company. No act or failure to act by a Participant shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The unwillingness of a Participant to accept any condition or event which would constitute Good Reason under
Section 1(g) may not be considered by the Company to be a failure to perform or misconduct by the Participant. The Company must notify a Participant of an event constituting Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Plan.

            (b) "Change in Control" means the occurrence of any one of the following events:

            (i) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board of Directors (the "Company Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary of the Company, (B) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary of the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii)), (E) with respect to a Participant, pursuant to any acquisition by the Participant or any group of persons including the Participant; or (F) except as provided in (iii) below, in which Company Voting Securities are acquired from the Company, if a majority of the Board of Directors approves a resolution providing expressly that such acquisition does not constitute a Change in Control under this paragraph (i);

            (ii) individuals who, on April 19, 1996, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to April 19, 1996, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; PROVIDED, HOWEVER, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be a member of the Incumbent Board;

            (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction requiring the approval of the Company's stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise), or the consummation of the direct or indirect sale or other disposition of all or substantially all of the assets, of the Company (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of the publicly traded corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities or all or substantially all of the Company's assets) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Company Voting Securities (a "Company 20% Stockholder")) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Company 20% Stockholder increases its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the approval of the Board of the execution of the initial agreement providing for such Business Combination (a "Non-Control Transaction"); or

            (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; PROVIDED, THAT if a Change in Control of the Company would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control of the Company shall occur. Notwithstanding anything in this Plan to the contrary, if a Participant's employment is terminated prior to a Change in Control, and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") and who effectuates a Change in Control, then for all purposes of this Plan, the date of a Change in Control shall mean the date immediately prior to the date of such termination of employment.

            (c) "Company" means Mallinckrodt Group Inc., a New York corporation.

            (d) "Date of Termination" means the date on which a Participant's employment with the Company terminates. In the event a Participant's employment is terminated in connection with a request by a Third Party (as described in Sections 1(b) and 1(g)) and such Participant becomes entitled upon the effectuation of a Change in Control by the Third Party to severance payments and/or benefits under Sections 2(a) and/or 2(b), the date the Change in Control is effectuated by the Third Party shall be treated as the Participant's Date of Termination for purposes of determining the timing of payments and benefits under Sections 2(a) and 2(b).

            (e) "Disability" means physical or mental incapacity qualifying the Participant for long-term disability under the Company's long-term disability plan.

            (f)  "Effective Date" shall mean April 19, 1996.

            (g) "Good Reason" means, without a Participant's express written consent, the occurrence of any of the following events after a Change in
Control:

            (1) (i) the assignment to a Participant of any duties or responsibilities (including reporting responsibilities) inconsistent in any material and adverse respect with the Participant's duties and responsibilities with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); PROVIDED, HOWEVER, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity, and does not involve any other event set forth in this paragraph (g) or (ii) a material and adverse change in the Participant's titles or offices with the Company as in effect immediately prior to such Change in Control.

            (2) a reduction by the Company in the Participant's rate of annual base salary or target annual bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

            (3) any requirement of the Company that the Participant (i) notwithstanding the Participant's objection, be based anywhere more than fifty
(50) miles from the location where the Participant's employment is located at the time of the Change in Control or (ii) travel on Company business to an extent substantially greater than the travel obligations of the Participant immediately prior to such Change in Control;

            (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which the Participant is participating immediately prior to such Change in Control (including the taking of any action by the Company which would adversely affect the Participant's participation in or materially reduce the Participant's benefits under any such plan), unless the Participant is permitted to participate in other plans providing the Participant with substantially comparable benefits, (ii) provide the Participant and the Participant's dependents with welfare benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Participant immediately prior to such Change in Control or provide substantially comparable benefits at a substantially comparable cost to the Participant, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Participant immediately prior to such Change in Control, or provide substantially comparable fringe benefits, or (iv) provide the Participant with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Participant immediately prior to such Change in Control (including crediting the Participant with all service credited to the Participant for such purpose prior to the Change in Control), unless the failure to provide such paid vacation is a result of a policy uniformly applied by the entity acquiring the Company to its employees; or

            (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 6(b).

            Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by a Participant shall not constitute Good Reason for such Participant. Any event or condition described in this
Section 1(g)(1) through (4) which occurs prior to a Change in Control, but was at the request of a Third Party who effectuates a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control. A Participant must notify the Company of an event constituting Good Reason within ninety (90) days following such Participant's knowledge of its existence or such event shall not constitute Good Reason under this Agreement.

            (h) "Nonqualifying Termination" means a termination of a Participant's employment (1) by the Company for Cause, (2) by the Participant for any reason other than Good Reason, (3) as a result of the Participant's death, (4) by the Company due to the Participant's Disability or (5) as a result of the Participant's Retirement.

            (i) "Participant" shall mean each full-time salaried employee of the Company (other than any such employee who has entered into a Change in Control Severance Agreement with the Company) who, as of immediately prior to a Change in Control, is assigned to the staff of any corporate officer serving on the "Corporate Staff Team" of the Company. If, following a Change in Control, a Participant remains employed by the Company, but ceases to be assigned to the staff of a member of the "Corporate Staff Team"(other than due to an event which constitutes Good Reason hereunder), such employee shall cease to be a Participant hereunder.

            (j) "Retirement" means termination of employment by either the Participant or the Company (other than for Cause) on or after the Participant's normal retirement date under the terms of the Retirement Plan (other than if any such Retirement also constitutes Good Reason).

            (k) "Retirement Plan" means The Mallinckrodt Retirement Plan or any successor or substitute plan or plans of the Company.

            (l) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

            (m) "Termination Period" means the period of time beginning with a Change in Control and ending three (3) years following such Change in Control.

            (n) "Year of Service" means a 12-month continuous period of employment with the Company or any Subsidiary (or any entity with respect to which service credit is given under this Plan).

            2.  PAYMENTS UPON TERMINATION OF EMPLOYMENT.

            If during the Termination Period the employment of a Participant shall terminate other than by reason of a Nonqualifying Termination, then the Company shall provide the following payments and benefits to such Participant:

            (a) Commencing with the first payroll period following the Participant's Date of Termination, the Company shall pay such Participant's base salary (at the highest annual rate of base salary earned by the Participant during the 12-month period immediately preceding such Participant's Date of Termination), for a period equal to one (1) month for each full Year of Service of the Participant (as of such Participant's Date of Termination), up to a maximum of twelve (12) months, pursuant to the Company's normal payroll practices.

            (b) During the Severance Period, the Company shall provide the Participant (and the Participant's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage) as existed immediately prior to the Participant's Date of Termination (or, if more favorable to the Participant, as such benefits and terms and conditions existed immediately prior to the Change in Control); PROVIDED, THAT, if the Participant cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, if the Participant becomes reemployed with another employer and is eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Participant's eligibility, but the Company shall reimburse the Participant for any increased cost and provide any additional benefits necessary to give the Participant the benefits promised hereunder.

            (c) Reasonable outplacement services will be provided to the Participant.

            3. WITHHOLDING TAXES. The Company may withhold from all payments due to a Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

            4. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise under this Plan involving termination of a Participant's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant, on a current basis, for all reasonable legal fees and expenses, if any, incurred by the Participant in connection with such contest or dispute regardless of the result thereof; provided, that the Participant signs a written agreement to the effect that in the event it is determined in an arbitration proceeding that such Participant's basis for a contest or dispute was frivolous and not advanced in good faith, the Participant shall be obligated to return to the Company any such reimbursed legal fees and expenses within sixty (60) days following the determination.

            5. SCOPE OF PLAN. Nothing in this Plan shall be deemed to entitle any Participant to continued employment with the Company or its Subsidiaries.

            6.  SUCCESSORS.
            (a) This Plan shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

            (b) The Company agrees that concurrently with any Business Combination, it will cause any successor or transferee unconditionally to assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any Business Combination that does not constitute a Non-Control Transaction shall constitute Good Reason hereunder and shall entitle each Participant to compensation and other benefits from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by any Participant.

            (c) If a Participant shall die following his Date of Termination while any amounts would be payable to the Participant hereunder had the Participant continued to live (i.e., the payments due for the balance of the Severance Period), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant's estate.

            7. FULL SETTLEMENT. The Company's obligation to make any payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and, except as provided in Section 2(b), such amounts shall not be reduced whether or not such Participant obtains other employment.

            8.  TERMINATION OR AMENDMENT OF PLAN.
            (a) Subject to paragraph (b) below, this Plan shall be in effect as of the Effective Date and shall terminate upon the fifth anniversary of the Effective Date unless terminated at an earlier date by the Board of Directors; PROVIDED, HOWEVER, that the Plan shall be renewed automatically for subsequent annual periods unless the Board of Directors, by resolution adopted at least six (6) months prior to such fifth anniversary of the Effective Date (or any subsequent anniversary thereof), takes action not to renew the Plan.

            (b) The Board of Directors shall have the right prior to a Change in Control to approve the termination or amendment of this Plan, in its sole discretion; PROVIDED, HOWEVER, that no such action which would adversely affect the rights or potential rights of Participants (including any resolution not to renew the Plan) shall be taken by the Board of Directors during any period of time when the Board of Directors has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board of Directors, such person has abandoned or terminated its efforts to effect a Change in Control; PROVIDED, FURTHER, that notwithstanding anything in paragraph (a) of this Section 8 to the contrary, in no event shall this Plan be terminated or amended within the three-year period following a Change in Control in any manner which would adversely affect the rights or potential rights of Participants, and in no event shall this Plan be amended or terminated at any time subsequent to a Change in Control in any manner which would adversely affect the rights of Participants who have become entitled to benefits under this Plan.

            9. GOVERNING LAW; VALIDITY. The validity, interpretation, and enforcement of this Plan shall be governed by the law of the State of New York. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

            10. ARBITRATION. If elected or consented to by a Participant in writing, any dispute or controversy under this Plan shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 10.